Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 FAX AMERICA • ASIA PACIFIC • EUROPE

January 30, 2023

Bridger Aerospace Group Holdings, Inc.

90 Aviation Lane

Belgrade, Montana 59714

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) filed by Bridger Aerospace Group Holdings, Inc. (f/k/a Wildfire New PubCo, Inc.), a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, covering the registration of (a) the resale of up to 110,877,192 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company by the selling securityholders named in the Registration Statement, consisting of (i) 39,081,744 shares of Common Stock (the “Legacy Bridger Consideration Shares”) issued to the direct and indirect equityholders of Bridger Aerospace Group Holdings, LLC (“Legacy Bridger”) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 3, 2022 (the “Merger Agreement” and the transactions contemplated therein, the “Business Combination”), by and among Jack Creek Investment Corp. (“JCIC”), the Company, Wildfire Merger Sub I, Inc., Wildfire Merger Sub II, Inc., Wildfire Merger Sub III, LLC, Wildfire GP Sub IV, LLC, BTOF (Grannus Feeder)—NQ L.P. and Legacy Bridger upon closing (the “Closing”) of the Business Combination; (ii) up to 63,240,644 shares of Common Stock (the “Conversion Shares”) that may be issuable upon the conversion of shares of Series A preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”), of the Company issued to the direct and indirect equityholders of Legacy Bridger pursuant to the terms of the Merger Agreement upon Closing of the Business Combination; (iii) up to 5,951,615 shares of Common Stock issuable upon vesting of certain restricted stock units (the “RSU Shares”) that were issued by Legacy Bridger under the Bridger Aerospace Group Holdings 2023 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and assumed by the Company pursuant to the terms of the Merger Agreement upon Closing of the Business Combination and converted into restricted stock units with respect to Common Stock; (iv) up to 2,488,189 shares of Common Stock (the “Founder Shares”) that were originally issued in a private placement to JCIC Sponsor LLC (“JCIC Sponsor”) prior to the initial public offering (the “JCIC IPO”) of JCIC; and (v) up to 115,000 shares of Common Stock (together with the Legacy Bridger Consideration Shares and the Founder Shares, the “Issued Shares”) originally issued at the Closing in full consideration of the outstanding $1,150,000 loan balance under that certain Promissory Note, dated as of February 16, 2022, between JCIC Sponsor and JCIC; (b) the resale of up to 9,400,000 private placement warrants

Bridger Aerospace Group Holdings, Inc.

January 30, 2023

originally issued in a private placement to JCIC Sponsor in connection with the JCIC IPO (the “Private Placement Warrants”); (c) the issuance of up to 26,650,000 shares of Common Stock consisting of (i) 9,400,000 shares of Common Stock (the “PPW Shares”) that are initially issuable upon exercise, at an exercise price of $11.50 per share, of the Private Placement Warrants, and (ii) 17,250,000 shares of Common Stock (together with the PPW Shares, the “Warrant Shares”) that are initially issuable upon exercise, at an exercise price of $11.50 per share, of the 17,250,000 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the JCIC IPO; and (d) the resale of the Warrant Shares by holders of such Warrants. The Private Placement Warrants and the Public Warrants were issued pursuant to that certain Warrant Agreement, dated as of January 26, 2021, between Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and JCIC (the “Warrant Agreement”), as assumed by the Company pursuant to that certain Warrant Assumption Agreement, dated as of January 24, 2023, by and among JCIC, the Company and Continental, as warrant agent (the “Warrant Assumption Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”), the Company’s amended and restated bylaws (the “Bylaws”), the Merger Agreement, the Omnibus Incentive Plan, the Warrant Agreement, the Warrant Assumption Agreement and resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Merger Agreement, the Omnibus Incentive Plan, the Warrant Agreement, the Warrant Assumption Agreement and the issuance by the Company of the Issued Shares, the Conversion Shares, the RSU Shares, the Warrants and the Warrant Shares issuable upon exercise of the respective Warrants, as well as resolutions adopted by the sole stockholder of the Company relating to the Merger Agreement and the Omnibus Incentive Plan. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Bridger Aerospace Group Holdings, Inc.

January 30, 2023

Based on the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that:

1.	The Issued Shares are validly issued, fully paid and non-assessable.

2.

The Conversion Shares will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act, (ii) such Conversion Shares shall have been duly issued and delivered upon conversion of the Series A Preferred Stock pursuant to the terms of the Certificate of Incorporation, and (iii) certificates representing such Conversion Shares shall have been duly executed, countersigned and registered and duly delivered or, if any such Conversion Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Conversion Shares upon conversion of the Series A Preferred Stock, all in accordance with the terms of the Certificate of Incorporation.

3.

The RSU Shares will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act, (ii) such RSU Shares shall have been duly issued and delivered in accordance with the terms of the Omnibus Incentive Plan and any restricted stock unit grant agreement applicable thereto, and (iii) certificates representing such RSU Shares shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto or, if any such RSU Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such RSU Shares to the persons entitled thereto, all in accordance with the terms of the Omnibus Incentive Plan and any restricted stock unit grant agreement applicable thereto.

4.	The Private Placement Warrants constitute valid and binding obligations of the Company.

5.

The Warrant Shares will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act and (ii) certificates representing such Warrant Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the exercise price therefor or, if any such Warrant Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Warrant Shares to the purchasers thereof against payment of the exercise price therefor, all in accordance with the terms of the respective Warrants and Warrant Agreement and Warrant Assumption Agreement.

With respect to each instrument or agreement referred to in, or otherwise relevant to, the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument; and (ii) such Instrument has been duly authorized, executed and delivered by, and was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, that we make no assumption insofar as such assumption relates to the Company and is expressly covered by our opinions set forth herein.

Bridger Aerospace Group Holdings, Inc.

January 30, 2023

We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof; or (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of any of the Warrant Shares: (i) such Warrant Shares will be issued and sold as contemplated in the Registration Statement and the prospectus relating thereto; and (ii) the Certificate of Incorporation and the Bylaws, each as currently in effect, will not have been modified or amended and will be in full force and effect.

In rendering the opinion set forth in paragraph (5) above, we have assumed that at the time of the exercise of the Warrants there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Certificate of Incorporation as then in effect.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP